EXHIBIT 99.1

Quanex Corporation Quarterly Update -- Fiscal Fourth Quarter 2005

Expects Record Fourth Quarter Diluted EPS From Continuing Operations of $1.50 - $1.55

HOUSTON, Oct. 19, 2005 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the vehicular products and building products markets, announced today that it expects to report record fiscal fourth quarter diluted earnings per share from continuing operations when results are announced on December 2, 2005. Diluted earnings per share from continuing operations are expected to be in the range of $1.50 to $1.55, compared to the $0.77 the Company reported in the year-ago quarter. The current range includes an estimated $0.25 diluted earnings per share from continuing operations benefit from the combination of a LIFO inventory valuation adjustment and a change in the Company's annualized effective tax rate.

The Vehicular Products segment expects to report lower net sales, but record fiscal fourth quarter operating income, compared to year-ago results. Reduced sales are the result of inventory drawdowns by customers, which lowered steel bar demand. Operating income is up, the result of improved spreads, due in part to a richer product mix. Primary market drivers for the segment are North American light vehicle builds and heavy duty truck builds.

The Building Products segment expects to report record fiscal fourth quarter net sales and operating income compared to the year-ago period, the result of healthy housing demand (two million annualized starts), strong remodeling activity, and the inclusion of operating results from the Company's acquisition of Mikron Industries (12/09/04). Adversely impacting the segment's operating income are higher raw material costs at its discrete manufacturing businesses. Primary market drivers are housing starts and remodeling activity.

Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this press release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2004, under the Securities Exchange Act of 1934, in particular, the sections titled "Private Securities Litigation Reform Act" contained therein.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

CONTACT:
Quanex Corporation
Jeff Galow
(713) 877-5327